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      Exhibit 99.5 Consulting Agreement dated September 1, 2000, with Lone
                             Wolf Business Services

                   ConectiSys Corporation Consulting Agreement

      This consulting agreement ("the Agreement") is entered into as dated below, by and between Conectisys Corp., a Colorado corporation and its subsidiaries or affiliates ("the Company" and Lone Wolf Business Services, a company doing business in the state of California ("the Consultant"). The parties, intending to be legally bound hereby, agree as follows:

1. Retention: The Company will retain the Consultant during the Consulting Period (as defined in Section 2 below), and Consultant hereby agrees to be so retained by the Company, all subject to the terms and provisions of this Agreement.

2. Duties of Consultant: During the Consulting Period, the Consultant shall use reasonable and best efforts, to perform those actions and responsibilities necessary to complete the tasks described in the attached Exhibit A, entitled "Scope of Work". Consultant shall render such services diligently and to the best of the Consultant's ability. Consultant shall report to Robert A. Spigno, Company CEO only. Consulting period shall be on an as needed basis but not less than twelve (12) months from the date of this Agreement.

3. Other Activities of Consultant: The Company recognizes that the Consultant shall perform only those services that are reasonably required to accomplish the goals and objectives set forth herein. In the event Consultant is affiliated with any entity which proposes to deal with the Company, Consultant shall disclose the nature of such relationship to the Company, prior to the Company making any decision, and shall obtain the approval of the Company, which approval shall be conclusively deemed granted upon written notice from Mr. Robert A. Spigno, or the Company's designated representative. Consultant may not assign this Agreement.

4. Compensation: In consideration for the Consultant entering into this Agreement, the Company shall compensate the Consultant as follows:

            i.    Retainer: 250,000 shares of common stock.

            ii. Fees: The Company shall pay to Consultant on an hourly basis at the rate of $250.00 per hour. Consultant shall bill the Company on a quarterly basis.

            iii. 250,000 share retainer shall be paid within 30 days of the execution of this Agreement or within a reasonable time thereafter by mutual agreement.

            iv. Expenses: Consultant shall pay its own expenses and may hire and

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                  supervise any expert consultants, as it deems necessary, to complete the Agreement at no extra cost to the Company.

            v. Payment of Compensation: The Company shall transfer or cause to be transferred, 250,000 of shares of the Company's S-8 Common Stock as a retainer for services rendered. Such Common Stock shall be issued following a short form registration under Form S-8. The Company shall be obligated to prepare and file, a registration statement (the "Registration Statement") and amendments thereto, with the Securities and Exchange Commission (the "Commission"), for the registration of the Common Stock, under the Securities and Exchange Act of 1933 (the "Act") and shall be obligated to cause such Registration Statement and amendments thereto, to be declared effective by the Commission, as soon as practicable. The Company shall be obligated to the Consultant to continually maintain at the Company's own expense, the currency and effectiveness of such Registration Statement of the Company, including the filing of any and all applications and other notifications, filings and post-effective amendment and supplements (collectively, the "Current Registration Statement"), as may be necessary, so as to permit the resale of the Common Stock for common stock of the Company, which is freely tradable.

            vi. Consultant shall be granted an option to purchase 250,000 shares of common stock at 15% below the average closing price of the stock during previous 20 days of trading. Said option shall be for 12 months from the date of this Agreement.

            vii. Consultant shall on a quarterly basis provide Company with invoice for services indicating hours; fees earned and retainer stock sold in satisfaction thereof with proper records documenting sale of said retainer stock including the date, amount, and price.

5. Termination: Subject to the cure provisions contained herein, the Company may terminate the Agreement for cause upon written notice. Cause shall be defined as the Consultant fails to perform the duties outlined in this agreement in good faith and fails to properly service the Company's needs as reasonably expected under the implied "good faith" provisions herein. Notice of Termination shall state specifically the facts and circumstances claimed as the basis for termination of the Agreement. Such notice has to be approved by Mr. Robert A. Spigno.

6. Notice: Any notice required, permitted, or desired to be given, pursuant to any of the provisions of this Agreement, shall be deemed to have been sufficiently given or served for all purposes, if delivered in person, or sent via e-mail with return verification or by certified mail with receipt requested, postage and fees prepaid, or by national overnight delivery prepaid service, to the parties at their addresses, set forth below. The Company at the address below will keep copies of notices to Consultant. Notice to Consultant shall be sent to then Consultant at the address below. Either party may change the address to which notice shall be sent. The addresses of the parties are as follows:

                  The Consultant:

                  Lone Wolf Business Services
                  P.O. Box 641124
                  Los Angeles, CA 90064

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                  The Company:

                  Conectisys Corporation
                  24730 Ave. Tibbetts
                  Suite 130
                  Valencia CA 91355
                  Phone (661) 295-6763
                  Fax   (661) 295-5981

7. Waiver: No course of dealing, nor any delay on the part of either party in exercising any rights hereunder, will operate as a waiver of any rights of that party. No waiver of any default or breach of this Agreement or application of any term, covenant, or provision, hereof, shall be deemed a continuing waiver, or a waiver of any other breach, default, or the waiver of any other application of any term, covenant, or provision.

8. Successors: Prior to the effectiveness of any succession (whether direct or indirect, by purchase, merger, consolidation, or otherwise), to all, or substantially all, of the business and/or assets of the Company, the Company will require the successor, to expressly assume and agree to perform this Agreement in the same manner, and to the same extent, that the Company would be required to perform it, if no such succession had occurred. As used in this agreement, "Company" shall mean the Company has defined above and any successor to its business and/or assets, which executes and delivers the Agreement, provided for in this Section 10, or which otherwise becomes bound by all the terms and provisions of this Agreement, by operation of law. This agreement is not transferable by Consultant since it requires the specific services of Consultant without the prior written approval of the Board of Directors and the President of the Company.

9. Survival of Terms: Notwithstanding the termination of this Agreement for whatever reason, the provisions hereof, shall survive such termination, unless, the context requires otherwise.

10. Counterparts: This agreement may be executed in two or more counterparts, each of which, shall be deemed to be an original, but all of which together, shall constitute one and the same instrument. Any signature by facsimile, shall be valid and binding, as if an original signature were delivered.

11. Captions: The caption headings in this Agreement are for convenience of reference only, and are not intended, and shall not be construed, as having any substantive effect.

12. Governing Law: This Agreement shall be governed, interpreted, and construed, in accordance with the laws of the State of California, applicable to agreements entered into and to be performed entirely therein. Any suit, action, or proceeding, with respect to this Agreement, shall be brought exclusively in the state courts of the State of California, or in the federal courts of the United States, which is located in the Central District of California specifically in Los Angeles, California. The parties hereto, hereby agree, to submit to the jurisdiction and venue of such courts, for the purposes hereof. Each party agrees that to the extent permitted by law, the losing party in a suit, action, or proceeding in connection herewith, shall pay the prevailing party, its reasonable attorney's fees, incurred in connection therewith.

13. Entire Agreement/Modifications: This Agreement constitutes the entire agreement between the parties and supersedes all prior understandings and agreements, whether oral or written, regarding Consultant's retention by the Company. This Agreement shall not be altered or modified, except in writing, duly executed by the parties hereto.

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14.   Warranty: The Company and Consultant each hereby warrant and agree, that each is free to enter into this Agreement, that the parties signing below are duly authorized and directed to execute this agreement, and that this Agreement is valid, binding, and enforceable, against the parties hereto The parties further agree that they shall both use good faith efforts in their performance of the covenants, conditions and obligations stated herein and any failure to do so is a material breech of this Agreement.

15. Enforceability: If any term, covenant, provision, or any part thereof, is found by any court of competent jurisdiction to be invalid, illegal, or unenforceable in any respect, the same shall not affect the remainder of such term, covenant, provision, any other terms, covenants or provisions, or any subsequent application of such term, covenant or provision, or portion thereof. In lieu of any such invalid, illegal, or unenforceable provision, the parties hereto intend that there shall be added, as part of this Agreement, a term, covenant, or provision, as similar in terms, to such invalid, illegal, or unenforceable term, covenant of provision, or part thereof, as may be possible and be valid, legal, and enforceable.

IN WITNESS HEREOF, the parties hereto have duly executed and delivered this Agreement, as of the 1st day of September 2000.

LONE WOLF BUSINESS SERVICES              CONECTISYS CORPORATION


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                                   Exhibit "A"

                                  Scope of Work

      Description:

      Consultant shall be in charge of all business and legal affairs dealing with the proper operation of the Company as an entity. Consultant shall perform the following without delay:

      a. Prepare and file all SEC required reports including but limited to all 10-KSBs, 10-QSBs, 8-Ks and all other reports necessary for the continued operations of the company.
      b. Supervise the preparation of all audits by in house and outside CPAs to the Company.
      c. Supervise and maintain the communications with all the company's consultants including all professionals i.e. lawyers and accountants to ensure that the company receives proper professional services it desires.
      d.    Review and prepare all employment agreements with company.
      e. Prepare all necessary Board of Directors minutes to reflect the operations of the company.
      f.    Prepare and supervise the filing of an S-8 Registration statement.
      g. Prepare and supervise the preparation of a SB-2 Registration statement.
      h. Review and revise if necessary all legal contracts and agreements executed or negotiated or reviewed by the company.
      i.    Review all lawsuits and claims against the Company.
      j. Prepare for and administer the Company's 2001 Annual Shareholders Meetings; prepare all necessary documentation and notices therefore.